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                                  Exhibit 10.3

                             FOR IMMEDIATE RELEASE

Contact:
Kim Durand
Webb Interactive Services Inc.
303-308-3251
kdurand@webb.net

Diana Garelik
Webb Interactive Services Inc.
303-308-3222
dgarelik@webb.net

Webb Interactive Services Announces Agreement with Preferred Shareholders

Denver, CO - September 18, 2000 - Webb Interactive Services (Nasdaq: WEBB, "Webb") announced today that the Company has agreed to exchange $12,500,000 of outstanding Series B Convertible Preferred Stock from Marshall Capital Management, Inc., a subsidiary of Credit Suisse First Boston ("Marshall"), and Castle Creek Technology Partners, LLC, ("Castle Creek"), for a like amount of Series B-2 Convertible Preferred Stock. The conversion price for the Series B-2 Stock has been set at $10.20, which equates to 1,225,000 shares of common stock. The price is a slight premium to the average closing bid price for the 10 trading days preceding the date the parties agreed to this exchange. A registration statement for the shares issuable upon conversion of the Series B-2 preferred stock will be filed with the SEC before the end of this month.

Under the terms of the Series B Convertible Preferred Stock issued earlier this year, Marshall and Castle Creek could have been eligible to receive up to approximately 1,550,000 shares of Webb common stock beginning November 13, 2000, at a conversion price as low as $8.00 per share. Bill Cullen, Chief Financial Officer of Webb, commented, "Our goal for this exchange was to create a foundation of certainty and confidence to Webb's financing picture. We're very pleased with the cooperation of our private investors in concluding an arrangement that was fair and reasonable for all concerned, and which fully aligns our long-term interests and theirs in growing the value of Webb's business going forward."

                                                          About Webb Interactive

Webb Interactive Services, Inc. (http://www.webb.net) provides innovative online commerce communication solutions that help small businesses generate leads, increase buyer-seller interaction and strengthen customer relationships. Webb has pioneered an
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advanced XML-based technology platform, upon which application modules that lead the convergence of instant messaging and commerce are built.

                                                                About Jabber.com

Jabber.com, Inc. (http://www.jabber.com), a subsidiary of Webb Interactive Services (Nasdaq: WEBB), is the premiere provider of enterprise and carrier-grade Jabber solutions, products and services. Jabber is the only open source instant messaging (IM) platform which leverages XML and a distributed architecture designed to extend and bridge IM applications while providing a foundation for any application requiring real-time messaging.

Information and statements in this report, other than historical information, should be considered forward-looking and reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, the following:

 .  general economic conditions and developments within the Internet and Intranet industries;
 .  product development and technology changes;
 .  competition and pricing pressures;
 .  length of the sales cycle;
 .  variability of sale order flow, and;
 .  management growth.

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